HENRY E. BOSE
ATTORNEY AT LAW
152 NORTH THIRD STREET, SUITE 5O3
SAN JOSE, CA 95112
TELEPHONE: (408) 999-7400
FAX: (408) 999-7402

October 1, 1996

Meris Laboratories, Inc.
2890 Zanker Road
San Jose, CA 95134

Attn: William E. Neeley, MD

Re: Legal Services

Gentlemen:

     This letter is written to confirm that you have retained me to provide legal services to you and to set out certain of the agreements we have reached with respect to such representation. Additional terms of our engagement are set forth in the consulting agreement executed concurrently herewith. This letter is intended to fulfill the requirements of Section 6148 of the California Business and Professions Code which requires that a contract for legal services be in writing in any case where it is reasonably foreseeable that the total expense to a client, including attorneys fees, will exceed one thousand dollars. Our agreements are as follows:

     1. Legal Services to be Provided. I will provide you such legal services of a business law nature as you shall request or require from time to time with respect to the conduct of your clinical laboratory business. Legal services that are not to be provided by me include consultation beyond that set forth in the previous sentence and any litigation. If you wish me to provide any legal services not to be provided under this agreement, the provisions of this agreement shall apply to such additional services I shall provide, unless you request a separate agreement with respect thereto. Subject to the Termination provision of paragraph 3, I agree to serve as the Company's General Counsel.


     2. Responsibilities. I will perform the legal services provided for under this agreement and the consulting agreement and respond promptly to your inquiries and communications. You will be truthful and cooperative with me and timely make any payments required by this agreement.





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     3.  Termination.  You have the right to discharge me at any time, and I may withdraw from representation of you at any time. My withdrawal may be based on your failure to meet your obligation of timely payment under this agreement. The work product produced in the course of my representation will remain my property, however, you will be entitled to reasonable access to it.

     4. Fees for Services. I charge for my services based primarily on the number of hours devoted to the matters undertaken in your behalf multiplied by my hourly rate which in this case I have reduced to $150 per hour. The minimum time billed is 0.1 hour. My hourly rate is subject to adjustment from time to time; such adjustments will be reflected on your monthly bill. Any estimates I provide of anticipated fees, whether for budgeting purposes or otherwise, are necessarily only estimates, due to uncertainties involved, and are not a maximum quotation or any other limit. Actual fees will be determined as described above. I will notify you when I become aware fees in any given month will exceed $15,000.

     5. Out of Pocket Costs and Disbursements. In the course of my representation, I will incur expenses such as filing fees, long distance telephone charges, facsimile charges, copying charges, overnight delivery and other communication costs, computer research fees, postage and non-attorney staff and retained overtime (when required by you or the timing of the matters being worked upon). I will reflect such charges on your regular monthly statement. Such charges shall be your responsibility in addition to my charges for legal fees. When my representation involves the incurring of any expenditures of an amount in excess of $100 or of an extraordinary nature such as travel and related expense, I will generally require that you provide those sums to me in advance.

     6. Monthly Statements. My practice is to send periodic statements for services and disbursements. Such statements will be provided on a semi-monthly or monthly basis. My hourly rate is based on the premise that statements are due and payable upon receipt. If your payment is not received within 30 days of receipt, I will charge you interest at the rate of 1.5% per month from the due date until paid. If you have any question regarding a statement, please feel free to ask the question as soon as possible. If you object to only a portion of a statement, I ask that you pay the remainder, which will not constitute a waiver of any question or objection you may have.

     7. Nature of Relationship. The attorney-client relationship is one of mutual trust and confidence. If at any time you have any questions about the provisions of this agreement or my representation, please feel free to contact me.

     8. Effective Date of Agreement. This effective date of this agreement will be the date a copy hereof is executed by you and returned to me.

If you agree with the foregoing, please sign the duplicate copy of this letter in the space provided and return it to me.




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Very truly yours,

/s/ Henry E. Bose
 ....................
Henry E. Bose

ACCEPTED AND AGREED TO
THIS 1st DAY OF October, 1996

MERIS LABORATORIES, INC

By:/s/ William E. Neeley, M.D.
 .............................
William E. Neeley, MD, President

































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